Exhibit 16

[Letterhead of Deloitte & Touche LLP]

April 26, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Jefferies Group LLC’s (formally Jefferies Group, Inc.) (“Jefferies”) Form 8-K dated April 26, 2013 (“8-K”), and we have the following comments:

1.	We agree with the statements made in the second paragraph regarding our audit reports on the Jefferies consolidated financial statements as of and for the years ended November 30, 2012 and 2011.

2.	We have no basis on which to agree or disagree with the following statements: (i) the engagement of PricewaterhouseCoopers LLP (“PwC”) was approved by the Audit Committee of the Board of Directors; (ii) during each of the two most recent fiscal years and through the date of this report, Jefferies did not consult with PwC regarding either (1) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on Jefferies’ consolidated financial statements, and neither a written report was provided to Jefferies or oral advice was provided that PwC concluded was an important factor considered by Jefferies in reaching a decision as to the accounting, auditing or financial reporting issue; or (2) any matter that was either the subject of a disagreement or reportable event as defined in Item 304(a)(1)(iv) and (v) of Regulation S-K; and (iii) Jefferies provided PwC with a copy of the 8-K.

Yours truly,

/s/ Deloitte & Touche LLP

New York, New York